Exhibit 3.209

CERTIFICATE OF FORMATION

OF

BLACKHAWK MARKETING, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Blackhawk Marketing, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Executed on August 8, 2003

/s/ Linda B. Jankovic
Linda B. Jankovic
Authorized Person

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

BLACKHAWK MARKETING, LLC

a Delaware Limited Liability Company

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “Limited Liability Company”) is Blackhawk Marketing, LLC.

2. Article FIRST of the Certificate of Formation of the Limited Liability Company is hereby amended and restated in its entirety, as follows:

“FIRST: The name of the limited liability company (hereinafter called the “Limited Liability Company”) is “Strategic Global Sourcing, LLC”.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Formation on the 12th day of February, 2010.

COMPANY

Blackhawk Marketing, LLC

By:	Safeway Inc.
Its:	Sole Member

By:	/s/ Robert A. Gordon
Robert A. Gordon
Senior Vice President & Secretary